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                                                                      EXHIBIT 10

October 1, 1998



Bruce Hlavacek
Wiedemann & Johnson Company
1505 LBJ Freeway #165
Dallas, Texas 75234-6069

Dear Bruce:

This letter is to confirm our recent discussions with respect to the proposed acquisition by Clark/Bardes, Inc. or its affiliates or assigns ("CBI"), or its parent, Clark/Bardes Holdings, Inc. ("CBH"), of certain assets as described in the attached Term Sheet (collectively, the "Purchased Assets") of Wiedemann & Johnson Company (the "Company"), on the terms and conditions set forth in this letter and in the Term Sheet attached hereto and made a part hereof (the "Acquisition"). CBI and the Company are collectively referred to herein as the "Parties."

The Parties wish to commence negotiating a definitive written acquisition agreement providing for the Acquisition (a "Definitive Agreement"). The execution of any such Definitive Agreement would be subject to the satisfactory completion of CBI's ongoing investigation of the Company's business, would be subject to the approval by CBI's lenders, would be subject to approval by CBI's Board of Directors and CBH's Board of Directors and would be subject to any other conditions referred to in the attached Term Sheet.

The Parties agree to the following provisions which shall be binding agreements whether or not a Definitive Agreement is entered into or the Acquisition is consummated:

I.   Confidentiality Agreement

The Confidentiality Agreement dated September 29, 1998 executed by CBI and accepted and agreed to by the Company on September 29, 1998, shall remain in full force and effect and shall expire two years from the date hereof. The parties hereto further agree that the Company, CBI and Bruce Hlavacek (the "Principal") will not, and, as applicable, will direct their directors, officers, employees, affiliates and advisors not to, disclose to any person the terms of this transaction except as necessary to implement and conclude the transactions contemplated hereby or as otherwise required by law.


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October 1, 1998
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I.  Exclusive Dealing

A. Unless negotiations among CBI, the Company and the Principal are terminated (it being understood that the Company and the Principal will not unilaterally terminate negotiations as long as CBI is proceeding expeditiously in good faith), the Company, its officers and directors, and the Principal shall not, directly, or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider any proposal from any other person relating to the Acquisition or the sale of the ownership interest in the Company, in whole or in part, through purchase, merger, consolidation or otherwise.

A. The Principal and Company will immediately notify CBI regarding any contact between the Principal, the Company or its representatives and any other person regarding any such offer or proposal or any related inquiry.

I.  Due Diligence

From and after the execution of this letter, the Company and the Principal shall afford to CBI and its accountants, counsel and other representatives reasonable access to the Company and shall furnish to CBI all information concerning the business, assets and properties of the Company for the purpose of making such review and examination.

I.  Expenses

Each party shall bear its own costs and expenses (including all legal, accounting, investment banking and other costs) with respect to this transaction, whether the transaction is consummated or not, and the Definitive Agreement shall so provide.

I.  Conduct of Business

During the period from the date hereof through the closing of the transaction, the Company and the Principal shall cause the Company to operate its business solely in the ordinary and normal course.

I.  Counterparts

This letter may be executed in one or more counterparts, each of which will be deemed to be an original copy of this letter and all of which, when taken together, will be deemed to constitute one and the same agreement.

The Parties shall proceed immediately and in good faith to complete the contemplated transaction. Although CBI represents to the Company and the Company represents to CBI that each such party intends in good faith to carry out the contemplated transaction, if no transaction occurs on or before November 30, 1998, or such other mutually agreed
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October 1, 1998
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upon date, this letter and the Term Sheet shall be of no further force and effect, except that the provisions of Paragraphs A and D of this letter, and the related provisions of the Term Sheet, shall remain in full force and effect.

If you are in agreement with the foregoing, please sign and return one copy of this letter, which thereupon will constitute our agreement with respect to its subject matter.

Very truly yours,

CLARK/BARDES, INC.

By:  /s/ MEL G. TODD
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     Mel G. Todd
     President and Chief Executive Officer

AGREED AND ACCEPTED THIS
1ST DAY OF OCTOBER, 1998

WIEDEMANN & JOHNSON COMPANY

By:  /s/ BRUCE HLAVACEK
Its: Chief Executive Officer

The undersigned are the owners of not less than 100% of the issued and outstanding voting shares or other voting ownership interests of the Company and agrees to this letter and further agrees to proceed in good faith toward the consummation of the Acquisition upon the above terms and conditions.

Dated:    10/1/98                  By:  /s/ BRUCE HLAVACEK
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                                        Bruce Hlavacek

Dated:    10/1/98                  By:  /s/ JENNIE HLAVACEK
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                                        Jennie Hlavacek